EXHIBIT 99.1

	Investor Contact:	Teri Miller (954) 308-8216 terilmiller@spherion.com
	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819 kiphavel@spherion.com
SPHERION ANNOUNCES FOURTH QUARTER 2006 FINANCIAL RESULTS
     FORT LAUDERDALE, Fla., January 31, 2007 — Spherion Corporation (NYSE: SFN) today announced financial results for the fourth quarter ended December 31, 2006.
     Spherion President and Chief Executive Officer Roy Krause commented, “I am pleased with our strong finish in 2006 and our accomplishments during the year. In 2006, we grew gross profit by over 4%, expanded our gross profit margins by 150 basis points and accelerated the growth to our targeted customer base throughout the year. Small and mid-sized customer growth rates remained in the mid-teens again in the fourth quarter and have increased this customer segment to 55% of total revenue. Continuing momentum in this area along with realignment of the organization to further support strategic objectives, positions us well as we move into 2007.”
FINANCIAL HIGHLIGHTS
•	Fourth quarter 2006 revenues were $500.6 million compared with $499.3 million in the fourth quarter of 2005.

•	Earnings from continuing operations were $10.3 million or $0.18 per share in the fourth quarter of 2006, compared with $9.5 million or $0.16 per share in the fourth quarter of 2005.

•	Net earnings, which include discontinued operations, for the fourth quarter of 2006 were $39.8 million or $0.70 per share, compared with $6.3 million or $0.10 per diluted share in the fourth quarter of 2005.

•	Revenues for the year were $1.9 billion in 2006 compared with $2.0 billion in 2005. Earnings from continuing operations were $22.6 million in 2006 or $0.39 per share, including stock option expense of $0.05 per share, compared with $20.2 million or $0.33 per share for the same period in 2005. Net earnings were $54.7 million or $0.95 per diluted share in 2006, compared with $12.0 million or $0.20 per share in 2005.
     Krause continued, “Through active working capital management, DSO was reduced by another four days in 2006, further strengthening the company’s cash and overall financial position. Our strong balance sheet and significant capital resources give us financial flexibility as we execute our growth strategy.”

OPERATING PERFORMANCE
     Growth within our targeted small and mid-sized staffing customers and recruitment outsourcing services continued to grow this quarter, but has not yet fully offset declines among our largest staffing customers. As a result, Staffing Services fourth quarter revenues decreased 2.1% year over year. Total Staffing Services gross profit margins increased to 20.9% in the fourth quarter of 2006 compared with 20.2% in the fourth quarter of 2005. Temporary staffing gross profit margins increased by 90 basis points year over year due primarily to lower workers’ compensation and benefits expenses. Selling, general and administrative costs were $67.3 million or 17.9% of revenue in the fourth quarter of 2006, compared with $65.8 million or 17.2% of revenue last year. S,G&A decreased by approximately $2 million compared with the third quarter 2006 due to increased focus on productivity and expense management. Segment operating profit was $11.2 million or 3.0% of revenue in the fourth quarter of 2006, compared with $11.7 million and 3.1% of revenue in the fourth quarter of 2005.
     Professional Services revenue growth was 8.0% on a year over year basis in the fourth quarter of 2006. Revenue growth was strongest in information technology, both in temporary staffing and permanent placement. Gross profit margins in the fourth quarter of 2006 were 33.3%, an increase of 140 basis points from last year, due to improved pay/bill spreads, growth of permanent placement revenues and lower employee benefit and insurance costs. Selling, general and administrative expenses were $35.7 million or 28.5% of revenue in the fourth quarter of 2006, compared with $31.3 million or 26.9% of revenue in the fourth quarter last year, reflecting investments in sales and recruiting staff and higher variable compensation. Segment operating profit increased to $6.0 million or approximately 4.8% of revenue in the fourth quarter of 2006, compared with $5.7 million or approximately 4.9% of revenue in the same period last year.
OTHER ITEMS
     As previously announced, the Company’s fourth quarter results included approximately $0.03 per share for prior quarters’ benefit from the retroactive approval of the Work Opportunity Tax Credit program and Gulf Opportunity Tax Credits.
     Additionally, the Company recorded a tax benefit of $29.7 million or $0.52 per share related to the resolution of certain international tax matters. This item is included in the results of the Company’s discontinued operations.
OUTLOOK
     Krause commented, “Based on sales trends in January, the Company anticipates revenue for the first quarter will be between $460 and $475 million, reflecting a normal seasonal decline in the first quarter compared with the fourth quarter. Earnings from continuing operations are expected to be between $0.04 and $0.08 per share, assuming a 41% effective tax rate.”
     The Company will adopt FIN 48, “Accounting for Uncertain Tax Positions,” in the first quarter of 2007, but it is not expected to have a material impact on the financial statements of the Company.
ABOUT SPHERION
     Spherion Corporation (NYSE:SFN) is a leading recruiting and staffing company that provides integrated solutions to meet the evolving needs of companies and job candidates. As an industry pioneer for 60 years, Spherion has screened and placed millions of individuals in temporary, temp-to-hire and full-

time jobs. Positions range from administrative and light industrial to a host of professions that include accounting/finance, information technology, engineering, manufacturing, legal, human resources and sales/marketing.
     With approximately 650 locations in the United States and Canada, Spherion delivers innovative workforce solutions that improve business performance. Spherion provides its services to more than 8,000 customers, from Fortune 500 companies to a wide range of small and mid-size organizations. Employing 375,000 people annually through its network, Spherion is one of North America’s largest employers. To learn more, visit www.spherion.com.
     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — any significant economic downturn could result in lower revenues or a significant reduction in demand from our customers may result in a material impact on the results of our operations; Corporate strategy — we may not achieve the intended effects of our business strategy; Termination provisions — certain contracts contain termination provisions and pricing risks; Failure to perform — our failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; Disposition of businesses — the disposition of businesses previously sold, may create contractual liabilities associated with indemnifications provided; Tax filings — regulatory challenges to our tax filing positions could result in additional taxes; Government Regulation - government regulation may increase our costs; International operations — we are subject to business risks associated with our international operations in Canada which could make those operations more costly; Litigation — we may be exposed to employment—related claims and costs and we are a defendant in a variety of litigation and other actions from time to time; Personnel — our business is dependent upon the availability of qualified personnel and we may lose key personnel which could cause our business to suffer; Integrating acquisitions — managing or integrating any future acquisitions may strain our resources; Debt compliance — failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; and Common stock — the price of our common stock may fluctuate significantly, which may result in losses for our investors. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.
     Spherion Corporation prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Adjusted earnings from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges and gains. Items excluded from the calculation of adjusted earnings from continuing operations include restructuring and other charges and stock option expense under FAS No. 123R, and work opportunity tax credit and other credits, net of taxes. Adjusted earnings from continuing operations is a key measure used by management to evaluate its operations. Management does not consider the items excluded to be operating costs/gains and therefore, excludes them from the evaluation of the Company’s operating performance. Adjusted earnings from continuing operations should not be considered measures of financial performance in isolation or as an alternative to earnings from continuing operations or net earnings (loss) as determined in the Statement of Earnings in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies, and therefore this measure has material limitations. Items excluded from adjusted earnings from continuing operations are significant components in understanding and assessing financial performance.

SPHERION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in thousands, except per share amounts)

	Three Months Ended
	December 31,	January 1,
	2006	2006
Revenues (1)	$500,623	$499,279
Cost of services (2)	380,357	384,756

Gross profit	120,266	114,523

Selling, general and administrative expenses	107,428	100,539
Interest expense	494	677
Interest income	(989)	(1,044)
Restructuring and other charges (3)	126	—

	107,059	100,172

Earnings from continuing operations before income taxes and discontinued operations	13,207	14,351
Income tax expense	(2,900)	(4,870)

Earnings from continuing operations before discontinued operations	10,307	9,481
Earnings (loss) from discontinued operations, net of tax (4)	29,502	(3,139)

Net earnings	$39,809	$6,342

Earnings per share-Basic:
Earnings from continuing operations before discontinued operations	$0.18	$0.16
Earnings (loss) from discontinued operations	0.52	(0.05)

	$0.70	$0.11

Earnings per share-Diluted*:
Earnings from continuing operations before discontinued operations	$0.18	$0.16
Earnings (loss) from discontinued operations	0.52	(0.05)

	$0.70	$0.10

Weighted-average shares used in computation of earnings per share:
Basic	56,557	59,689
Diluted	56,936	60,459

(1)	Includes sales of all company-owned and licensed offices and royalties on sales of franchised offices.

(2)	Gross profit is revenues less temporary employee wages, employment related taxes such as FICA, federal and state unemployment taxes, medical and other insurance for temporary employees, workers’ compensation, benefits, billable expenses and other direct costs.

(3)	Restructuring and other charges primarily includes severance charges of approximately $1.1 million and a credit of $(1.0) million from a favorable settlement related to an investment that was previously written-off.

(4)	Includes a tax benefit of $29,702 in 2006, related to the resolution of certain international tax matters.

*	Earnings per share amounts are calculated independently for each component and may not add due to rounding.

SPHERION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in thousands, except per share amounts)

	Twelve Months Ended
	December 31,	January 1,
	2006	2006
Revenues (1)	$1,933,059	$1,980,574
Cost of services (2)	1,478,151	1,544,790

Gross profit	454,908	435,784

Selling, general and administrative expenses	422,806	404,454
Interest expense	1,965	3,205
Interest income	(4,055)	(4,072)
Restructuring and other charges (3)	(177)	1,763

	420,539	405,350

Earnings from continuing operations before income taxes and discontinued operations	34,369	30,434
Income tax expense	(11,780)	(10,221)

Earnings from continuing operations before discontinued operations	22,589	20,213
Earnings (loss) from discontinued operations, net of tax (4)	32,093	(8,184)

Net earnings	$54,682	$12,029

Earnings per share-Basic*:
Earnings from continuing operations before discontinued operations	$0.39	$0.33
Earnings (loss) from discontinued operations	0.56	(0.13)

	$0.96	$0.20

Earnings per share-Diluted:
Earnings from continuing operations before discontinued operations	$0.39	$0.33
Earnings (loss) from discontinued operations	0.56	(0.13)

	$0.95	$0.20

Weighted-average shares used in computation of earnings per share:
Basic	57,212	60,938
Diluted	57,784	61,430

(1)	Includes sales of all company-owned and licensed offices and royalties on sales of franchised offices.

(2)	Gross profit is revenues less temporary employee wages, employment related taxes such as FICA, federal and state unemployment taxes, medical and other insurance for temporary employees, workers’ compensation, benefits, billable expenses and other direct costs.

(3)	Restructuring and other charges primarily includes severance charges of approximately $0.8 million and a credit of $(1.0) million from a favorable settlement related to an investment that was previously written-off.

(4)	Includes a tax benefit of $30,943 in 2006, related to the resolution of certain international tax matters.

*	Earnings per share amounts are calculated independently for each component and may not add due to rounding.

SPHERION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except share data)

	December 31,	January 1,
	2006	2006
Assets

Current Assets:
Cash and cash equivalents	$54,640	$30,163
Receivables, less allowance for doubtful accounts of $3,354 and $4,708	274,185	294,330
Deferred tax asset	11,462	9,155
Insurance deposit	24,501	24,914
Other current assets	16,414	18,906

Total current assets	381,202	377,468
Goodwill	49,703	48,861
Property and equipment, net of accumulated depreciation of $93,723 and $114,038	87,291	88,562
Deferred tax asset	122,867	152,084
Insurance deposit	25,177	53,115
Other assets	27,147	22,554

	$693,387	$742,644

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable and other accrued expenses	$78,368	$93,570
Accrued salaries, wages and payroll taxes	59,062	62,619
Accrued insurance reserves	22,368	27,503
Accrued income tax payable	3,512	51,792
Current portion of long-term debt and other short-term borrowings	2,068	3,141
Other current liabilities	8,555	8,950

Total current liabilities	173,933	247,575
Long-term debt, net of current portion	2,377	3,735
Accrued insurance reserves	20,292	28,119
Deferred compensation	18,984	16,818
Other long-term liabilities	6,659	7,892

Total liabilities	222,245	304,139

Stockholders’ Equity:
Preferred stock, par value $0.01 per share; authorized, 2,500,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share; authorized, 200,000,000; issued 65,341,609 shares	653	653
Treasury stock, at cost, 8,777,220 and 6,510,739 shares, respectively	(77,856)	(56,299)
Additional paid-in capital	844,735	845,056
Accumulated deficit	(300,060)	(354,742)
Accumulated other comprehensive income	3,670	3,837

Total stockholders’ equity	471,142	438,505

	$693,387	$742,644

SPHERION CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share amounts)

	Management
	Guidance	Three Months Ended		Twelve Months Ended
	Three Months Ended
	April 1,	December 31,	January 1,	December 31,	January 1,
	2007	2006	2006	2006	2006
Adjusted earnings from continuing operations		$9,341	$9,481	$25,189	$21,341

Restructuring and other charges, net of tax benefit (expense) (1)		249	—	447	(1,128)

Stock option expense under FAS No. 123R, net of tax benefit		(764)	—	(3,047)	—

Work Opportunity Tax Credit and other credits		1,481	—	—	—

Earnings from continuing operations		10,307	9,481	22,589	20,213

Earnings (loss) from discontinued operations		29,502	(3,139)	32,093	(8,184)

Net earnings		$39,809	$6,342	$54,682	$12,029

Per share-Diluted amounts:
Adjusted earnings from continuing operations		$0.16	$0.16	$0.44	$0.35

Restructuring and other charges, net of tax		—	—	0.01	(0.02)

Stock option expense under FAS No. 123R, net of tax		(0.01)	—	(0.05)	—

Work Opportunity Tax Credit and other credits		0.03	—	—	—

Earnings from continuing operations	$0.04 to $0.08	0.18	0.16	0.39	0.33

Earnings (loss) from discontinued operations		0.52	(0.05)	0.56	(0.13)

Net earnings *		$0.70	$0.10	$0.95	$0.20

Diluted weighted-average shares used in computation of earnings per share		56,936	60,459	57,784	61,430

*	Earnings per share amounts are calculated independently for each component and may not add due to rounding

(1)	Restructuring and other charges, net of tax benefit (expense), for the three and twelve months ended December 31, 2006, primarily includes severance charges of approximately $(0.7) million and $(0.5) million, respectively, and a credit of approximately $1.0 million from a favorable settlement related to an investment that was previously written-off.

SPHERION CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	January 1,	October 1,	December 31,	January 1,
	2006	2006	2006	2006	2006
Revenues:
Staffing Services	$375,185	$383,094	$371,074	$1,440,386	$1,530,395
Professional Services	125,438	116,185	124,399	492,673	450,179

Segment revenue	$500,623	$499,279	$495,473	$1,933,059	$1,980,574

Gross profit:
Staffing Services	$78,489	$77,511	$77,196	$293,366	$292,641
Professional Services	41,777	37,012	40,077	161,542	143,143

Segment gross profit	$120,266	$114,523	$117,273	$454,908	$435,784

Segment operating profit:
Staffing Services	$11,170	$11,748	$7,745	$24,565	$26,342
Professional Services	6,029	5,719	4,950	23,279	19,236

Segment operating profit	17,199	17,467	12,695	47,844	45,578

Unallocated corporate costs	(4,315)	(3,393)	(3,686)	(15,541)	(13,832)
Amortization of intangibles	(46)	(90)	(39)	(201)	(416)
Interest expense	(494)	(677)	(481)	(1,965)	(3,205)
Interest income	989	1,044	940	4,055	4,072
Restructuring and other charges	(126)		—	(786)	(1,763)

Earnings from continuing operations before income taxes and discontinued operations	$13,207	$14,351	$9,429	$34,369	$30,434

MEMO:

Gross profit margin:
Staffing Services	20.9%	20.2%	20.8%	20.4%	19.1%
Professional Services	33.3%	31.9%	32.2%	32.8%	31.8%
Total Spherion	24.0%	22.9%	23.7%	23.5%	22.0%

Segment operating profit margin:
Staffing Services	3.0%	3.1%	2.1%	1.7%	1.7%
Professional Services	4.8%	4.9%	4.0%	4.7%	4.3%
Total Spherion	3.4%	3.5%	2.6%	2.5%	2.3%

Supplemental Cash Flow Information:
Operating cash flow	$26,121	$13,307	$(2,127)	$46,085	$72,285
Capital expenditures	$5,782	$3,227	$4,923	$22,677	$9,651
Depreciation and amortization	$5,714	$5,298	$5,627	$22,198	$21,906
DSO	50	54	52	50	54

SPHERION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended			Twelve Months Ended
	December 31,	January 1,	October 1,	December 31,	January 1,
	2006	2006	2006	2006	2006
Staffing Services
Revenue by Skill:
Clerical	$232,882	$233,934	$233,289	$908,070	$944,432
Light Industrial	142,303	149,160	137,785	532,316	585,963

Segment Revenue	$375,185	$383,094	$371,074	$1,440,386	$1,530,395

Revenue by Service:
Temporary Staffing	$323,000	$332,942	$316,435	$1,231,301	$1,312,515
Managed Services	47,291	45,005	47,958	187,268	200,141
Permanent Placement	4,894	5,147	6,681	21,817	17,739

Segment Revenue	$375,185	$383,094	$371,074	$1,440,386	$1,530,395

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	18.3%	17.4%	17.4%	17.3%	16.8%
Managed Services	30.9%	32.4%	32.1%	31.5%	27.3%
Permanent Placement	100.0%	100.0%	100.0%	100.0%	100.0%
Total Staffing Services	20.9%	20.2%	20.8%	20.4%	19.1%

Professional Services
Revenue by Skill:
Information Technology	$82,413	$74,358	$81,817	$320,389	$288,309
Finance & Accounting	25,840	27,304	25,353	104,225	105,001
Other	17,185	14,523	17,229	68,059	56,869

Segment Revenue	$125,438	$116,185	$124,399	$492,673	$450,179

Revenue by Service:
Temporary Staffing	$112,710	$104,643	$111,247	$440,170	$402,286
Permanent Placement	12,728	11,542	13,152	52,503	47,893

Segment Revenue	$125,438	$116,185	$124,399	$492,673	$450,179

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	25.8%	24.3%	24.2%	24.8%	23.7%
Permanent Placement	100.0%	100.0%	100.0%	100.0%	100.0%
Total Professional Services	33.3%	31.9%	32.2%	32.8%	31.8%